Exhibit 99.1

FOR IMMEDIATE RELEASE JANUARY 12, 2004	CONTACT: MICHAEL J. KOSS (414) 964-5000

Koss Second Quarter Sales Jump 26%; Second Quarter Net Income Increases 24%
Company Enters Cordless Entertainment Market for Automobiles

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based producer of high fidelity stereophones, has announced second quarter earnings for the period ending December 31, 2003. Sales for the second quarter increased by 26% reaching $9,839,572 from $7,818,848 for the same period one year ago. Net income increased by 24% to $1,295,476 compared to $1,046,137. Second quarter diluted earnings per share rose to $0.33 compared with $0.27 for the same period one year ago.

Sales for the six months now stand at $19,004,263 compared to $16,773,826 for the same period one year ago. Net income for the six months increased to $2,315,980 compared to $2,146,915. Diluted earnings per share for the six months rose to $0.59 compared with $0.56 one year ago.

“We are happy with the improvements we have seen at retail for the holiday season this year,” Michael Koss, President and CEO, said here today at a Company profit sharing meeting. “Sales to our largest accounts in the U.S. saw mixed increases and we were very pleased to see an improvement in export sales this year.”

Koss reported that sales to America’s top retail chains have been tempered by changes in refill rates, requests for additional discounts to support promotional expenses, and general inventory consolidations over the course of the last two years.

“We were expecting a slightly more robust retail selling season,” Koss said. “It is clear that during the last two years the major retailers in the U.S. have made operational adjustments to the breadth of their model assortments and their willingness to provide a depth of stereophone inventory. We expect this new mode of operation to continue and are continuously reviewing all aspects of our supply chain for efficiencies in order to cover this shift.”

Koss went on to explain that the Company had posted a 62% increase in export sales to Europe for the quarter and a 66% increase for the first six months.

“Europe has seen a consistent increase for the last three consecutive quarters,” Michael Koss said. “We are hopeful that this trend can continue through improvements in additional export markets during the remainder of the fiscal year.”

Koss also announced that the Company had commenced shipment of a new cordless stereophone for use in rear seat entertainment systems for automobiles. In a special supplier agreement, Koss had been chosen to supply its latest version of a cordless headset to match the rear seat entertainment systems in a selection of Daimler Chrysler (DCX) Mini-Van’s and SUV’s.

“We are very excited about this new initiative, which will allow passengers to enjoy TV, DVD’s, VCR’s, video games, and audio entertainment in the rear seat of specially equipped automobiles without the use of wires,” the Koss CEO continued. “We believe that ‘in-transit’ entertainment products will continue to grow in the future.”

The Koss Cordless Stereophone utilizes an infrared beam of light to transmit high fidelity audio to passengers. The Company began shipping this product at the end of December.

(continued on next page...)

(...continued from previous page)

“Our acquisition of Addax, now named Bi-Audio, has made a contribution to sales this year as well,” Koss said. “We were hoping to have integrated the next generation of Bi-Audio products into our sales mix earlier in the year. The addition of this new communications line will make a contribution later in 2004 than we originally expected.”

Koss Corporation will pay a quarterly dividend of $0.13 cents on January 15, 2004 to shareholders of record on December 31, 2003. The Company’s Board of Directors has also approved the use of up to two million dollars for the repurchase of the shares of its stock.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months		Six Months
Period Ended December 31	2003	2002	2003	2002
Net sales	$9,839,572	$7,818,848	$19,004,263	$16,773,826
Cost of goods sold	6,097,572	4,627,988	11,764,618	10,052,209

Gross profit	3,742,000	3,190,860	7,239,645	6,721,617
Selling, general and administrative expense	1,972,115	1,733,143	4,001,849	3,613,795

Income from operations	1,769,885	1,457,717	3,237,796	3,107,822
Other income (expense) Royalty income	387,367	254,760	577,692	418,721
Interest income	701	2,502	5,121	6,781
Interest expense	(960)	0	(960)	(11,290)

Income before income tax provision	2,156,993	1,714,979	3,819,649	3,522,034
Provision for income taxes	861,517	668,842	1,503,669	1,375,119

Net income	$1,295,476	$1,046,137	$2,315,980	$2,146,915

Earnings per common share:
Basic	$0.34	$0.29	$0.61	$0.59
Diluted	$0.33	$0.27	$0.59	$0.56

Dividends per common share	$0.13	$0.13	$0.26	$0.26

# # #

2